ONE WORLD ONLINE.COM, INC.,
                              a Nevada corporation

                     10% SECURED CONVERTIBLE PROMISSORY NOTE

No. ________                                                   $____________ USD

NEITHER THIS PROMISSORY NOTE NOR THE UNDERLYING COMMON SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR UNDER ANY OTHER APPLICABLE STATE SECURITIES LAWS. NEITHER THIS PROMISSORY NOTE NOR ANY COMMON SHARES ISSUED PURSUANT TO ITS CONVERSION PROVISION MAY BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT AND UNDER PROVISIONS OF APPLICABLE STATE SECURITIES LAWS.

         1. Promise to Pay. One World Online.com, Inc., a Nevada corporation ("Corporation"), for value received, hereby promises to pay to _____________________, ("Holder"), the principal sum of ____________________
Dollars ($____________), with interest at the rate of ten percent (10%) per annum until this Note has been paid in full or converted pursuant to the provisions hereof.

         2. Payments. Principal shall be due and payable in a single balloon payment on February 1, 2002 (the "Maturity Date"). Payments shall be made in lawful money of the United States of America to Holder at the address provided to the Corporation by the Holder, as appears on this instrument below or at such other addresses as sent by Holder to the Corporation by certified U.S. mail at least twenty (20) days before said payment date.

         3. Default. The occurrence of one or more of the following events shall constitute an event of default:

                  3.1 Continued nonpayment of the interest due on this Note for more than thirty (30) days beyond the payment date when due.

                  3.2 The nonpayment of the principal of this Note when the same shall have become due and payable.

                  3.3 Filing by the Corporation of a petition in bankruptcy or seeking reorganization, arrangement, adjustment, or composition of or in respect of the Corporation's debts, whether under the United States Bankruptcy Code or any other applicable federal or state law; entry of an order for relief under the United States Bankruptcy Code, whether pursuant to a voluntary or involuntary petition; the filing of an involuntary petition seeking adjudication of the Corporation as a debtor under the United States Bankruptcy Code or similar federal law, if said petition is not dismissed within sixty (60) days; entry of a decree or order appointing a receiver, liquidator, assignee, or trustee of the Corporation, or any substantial part if its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) days; or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Corporation in furtherance of any such action.

                  3.4 Default by the Corporation under the Master Security Agreement, which default is not cured within ten (10) days of written notice thereof (or within such longer cure period as allowed by the Master Security Agreement).

         4. Acceleration. At the option of the Holder, and without demand or notice, all principal and any unpaid interest shall become immediately due and payable upon a default as set forth in Section 3 above.

         5. Conversion Privilege. The Holder of this Note shall have the right, at Holder's option, at any time prior to the Maturity Date, and thereafter with the consent of the Corporation, to convert the principal and accrued, but unpaid, interest of this Note into common shares of the Corporation ("Common Shares"), at the rate of $3.00 U.S.D. per common share. The Holder must convert all of the principal and accrued interest if any is converted. In order to convert, the Holder must surrender this Note to the Corporation at the Corporation's principal offices and the Corporation shall, as promptly as practicable after the surrender, deliver to the Holder a certificate or certificates representing the number of fully paid and nonassessable Common Shares of the Corporation into which this Note may be converted. Fractional shares shall not be issued, but the conversion price of such fractional share will be paid in cash to the Holder. No payment or adjustment shall be made upon any conversion with respect to any dividend on the common stock delivered upon conversion.

         6. Call By Corporation. Provided that this Note has not been converted pursuant to the provisions hereof, the Corporation may at its sole discretion call this Note for payment at any time prior to the Maturity Date, by the delivery of a notice of such call to the Holder hereof. The Holder shall have a 30-day period after the Corporation gives notice of the call to convert the Holder's Note pursuant to Section 5 hereof. Unless so converted, the Corporation shall pay to the Holder the principal and accrued, but unpaid, interest due as of the expiration of Holder's conversion right (i.e., 30 days after notice of the call has been sent to Holder), in exchange for which Holder shall deliver this Note to the Corporation.

         7. Effect of Mergers, etc. on Conversion Privilege.

                  7.1 In case of any capital reorganization, or of any reclassification of the common shares of the Corporation or in case of the consolidation or merger of the Corporation with or into any other corporation or of the sale, lease or other disposition of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation, each Note shall, after such capital reorganization, reclassification of common shares, consolidation, merger or sale, lease, or other disposition, be convertible into the kind and amount of shares or other securities or property (including cash) to which the holder of the number of common shares deliverable (immediately prior to the time of such capital reorganization, reclassification of common shares, consolidation, merger, sale, lease, or other disposition) upon conversion of such Note would have been entitled upon such capital reorganization, reclassification of common shares, consolidation, merger, sale, lease, or other disposition.

                  7.2 In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation, in any contracts of sale and conveyance, or otherwise so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the rights of the Holder of this Note shall thereafter be made applicable.

                  7.3 Whenever the number or kind of securities purchasable upon conversion of this Note shall be adjusted as required by the provisions of this
Section 7, the Corporation shall forthwith file with its Secretary or Assistant Secretary at its principal office an officer's certificate showing the adjusted number of kind of securities purchasable upon conversion of this Note determined as herein provided and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustments. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holder and the Corporation shall, forthwith after each such adjustment, mail by certified mail a copy of such certificate to the Holder.

                  7.4 So long as this Note shall be outstanding, if the Corporation shall propose to take any action that would cause an adjustment to be made pursuant to this Section 7, the Corporation shall mail by certified mail to the Holder, at least 15 days prior to the day on which such adjustment would become effective, a notice setting forth in reasonable detail the action to be so taken.

         8. Corporation to Reserve Common Shares. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued common shares, or its issued common shares held in its treasury, or both, for the purpose of effecting conversions of Notes, the full number of common shares of then deliverable upon the conversion of all outstanding Notes not theretofore converted; and if at any time the number of authorized but unissued common shares shall not be sufficient to effect the conversion of all said outstanding Notes, the Corporation will take such corporate action as may in the opinion of its counsel be necessary to increase its authorized but unissued common shares to such number of shares as shall be sufficient for that purpose.

         9. Restrictions on Transfer. This Note has not been registered under the Securities Act of 1933. This Note, or any right hereunder, may not be enforced against the Corporation by any Holder, except the original Holder herein, and the Corporation shall not be obligated to recognize any purported transferee or assignee, (i) unless there is an effective registration covering the Note or underlying right under the Securities Act of 1933 and applicable state securities laws, (ii) unless the Corporation receives an opinion of an attorney, licensed to practice within the United States, that the transfer of the Note, or any underlying right, complies with the requirements of the Securities Act of 1933 and any relevant state securities law, or (iii) unless the transfer is made pursuant to Rule 144 under the Securities Act of 1933. Any permitted transferee or assignee shall be subject to the restrictions and to the terms of this Note and the Master Security Agreement, and the Corporation may require said transferee or assignee to execute and deliver such further instruments evidencing or acknowledging the same.

         10. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Corporation, either at law or equity, unless and until Common Shares are issued pursuant to the conversion provisions hereof.

         11. Notices. Any notices required or permitted hereunder shall be in writing and shall be given by personal delivery; by deposit in the United States mail, certified mail, return receipt requested, postage prepaid; or by established express delivery service, freight prepaid. Notices shall be delivered, addressed, or transmitted to the Corporation and to Holder at the following addresses, which may be changed by a notice given to the other party in accordance with this Section. The date notice is deemed to have been given, received and become effective shall be the date on which the notice is delivered, if notice is given by personal delivery, two (2) days following the date of deposit in the mail, if the notice is sent through the United States mail, or the date of actual receipt, if the notice is sent by express delivery service.

                  The Corporation's address is:

                  One World Online.com, Inc.
                  Attn. Chief Executive Officer
                  4778 North 300 West, Suite 200
                  Provo, Utah 84604
                  Telephone:        801-852-3540
                  Fax:              801-852-3553


                  The Holder's address is:

                  ______________________________
                  ______________________________
                  ______________________________
                  ______________________________


         12. Miscellaneous.

                  A. This Note is one of a series of 10% Secured Convertible Promissory Notes (the "Notes") issued by the Corporation, which Notes total an aggregate amount of not more than Three Million Dollars (U.S.) ($3,000,000.00
USD). The obligations of the Corporation under the Notes are secured by a Master Security Agreement, and the rights and duties of the Corporation and Holder are subject to the terms of the Master Security Agreement. By acceptance of this Note, Holder agrees to be bound by the terms of the Master Security Agreement.

                  B. The headings of this Note are for purposes of reference only and shall not limit or define the meaning of any provision of this Note.

                  C. If suit or action is instituted in connection with any controversy arising out of this Note, or in the enforcement of any rights hereunder, the prevailing party shall be entitled to recover in addition to costs such sums as the court may adjudge as reasonable attorney's fees, including attorney's fees incurred in any appeal.

                  D. This Note shall be governed by the laws of the State of Utah. Any legal action to enforce or obtain an interpretation of this Note may be filed in the Fourth Judicial District Court of Utah County, or the Third Judicial District Court of Salt Lake County, and the parties consent to the exercise of personal over them by said courts.

                  E. In computing any period of time pursuant to this Note, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

                  F. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

         IN WITNESS WHEREOF, this Note is executed by One World Online.com, Inc, to be effective as of the ____ day of _______________, 1999.

                                                   ONE WORLD ONLINE.COM, INC.,
                                                   a Nevada corporation

                                                   By___________________________
                                                      Its President

STATE OF UTAH              )
                           ss:
COUNTY OF UTAH             )

         On this ____ day of ______________, 1999, before me appeared ____________, to me personally known, who being duly sworn did say that he/she is the President of One World Online.com, Inc., the within named corporation, and that the instrument was signed in behalf of said corporation and acknowledged the instrument to be the free act and deed of the corporation.


                                                   _____________________________
                                                   NOTARY PUBLIC
My Commission Expires:                             Residing at: ________________
________________________